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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 31, 2008
                                                         ----------------

                            CIRCUIT CITY STORES, INC.
             (Exact name of registrant as specified in its charter)

          Virginia                       1-5767                 54-0493875
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
     of incorporation)                                      Identification No.)

                 9950 Mayland Drive
                 Richmond, Virginia                                  23233
      (Address of principal executive offices)                     (Zip Code)

       Registrant's telephone number, including area code: (804) 486-4000

                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

     On January 31, 2008, Circuit City Stores, Inc. (the "Company") and certain of its subsidiaries (the "Subsidiaries") entered into a Second Amended and Restated Credit Agreement (the "Credit Agreement") with the banks named in the Credit Agreement as Lenders, Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities, LLC, as lead arranger and joint bookrunner, Bank of America, N.A., as Canadian administrative agent and Canadian collateral agent, Wells Fargo Retail Finance, LLC, as syndication agent and joint bookrunner, General Electric Capital Corporation and JPMorgan Chase Bank, N.A., as co-documentation agents, and Wachovia Capital Finance Corporation (Central), as senior managing agent. The Subsidiaries that are co-borrowers under the Credit Agreement are Circuit City Stores West Coast, Inc., Circuit City Stores PR, LLC and InterTAN Canada Ltd.

     The Credit Agreement amends and replaces the Amended and Restated Credit Agreement dated as of July 8, 2004, as amended, which permitted aggregate borrowings of up to $500 million. The Credit Agreement specifically increases the available borrowings from the Lenders, appoints a new administrative agent and collateral agent and extends the expiration date from June 27, 2009, to January 31, 2013.

     The Credit Agreement provides for aggregate borrowings of up to $1.3 billion. Of this amount, up to $50 million is available for borrowing by InterTAN Canada Ltd. The aggregate $1.3 billion borrowings limit also includes a $60 million limitation on swingline loans and a $350 million limitation on standby and documentary letters of credit and banker's acceptances. The Credit Agreement provides the Company with an option to request an increase in the aggregate borrowings limit in an amount not to exceed $300 million.

     The borrowings under the Credit Agreement will continue to be secured primarily by the Company's inventory and credit card receivables. The maximum credit extensions, including loans and outstanding letters of credit, permitted under the Credit Agreement on any date will be determined from a borrowing base calculated as a percentage of the Company's eligible inventory and accounts receivable as of that date. The Company is required to maintain a minimum level of available borrowings under the Credit Agreement. Borrowings under the Credit Agreement are available for working capital, letters of credit, capital expenditures, permitted acquisitions, permitted share repurchases, permitted dividends, repayment of permitted indebtedness and other general corporate purposes.

     Borrowings under the Credit Agreement bear interest at variable rates based on the prime rate, LIBOR or the banker's acceptance rate, depending on the type of borrowing, plus an additional margin based on the type of borrowing and the amount of available borrowings under the Credit Agreement. Interest and fees are payable monthly. Any outstanding amounts under the Credit Agreement will be due and payable on January 31, 2013. As of February 4, 2008, the amounts outstanding under the Credit Agreement were approximately $49.7 million, which represented outstanding letters of credit.

     The Credit Agreement contains customary representations and warranties, conditions, covenants and events of default. There are no financial covenants. The Credit Agreement also places limitations on specific uses of borrowings for dividends, stock repurchases and acquisitions. Management does not believe that the limitations contained in the Credit Agreement will, in the foreseeable future, adversely affect the Company's ability to use the Credit Agreement and execute its business plan. However, there can be no assurance in this regard.

     In addition to participation in the Credit Agreement, certain of the Lenders or their affiliates provide other services to the Company and the Subsidiaries, including cash management services, leasing arrangements, private-label credit services, credit card processing services and other corporate financial services.


Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On January 31, 2008, the Company and the Subsidiaries entered into the Credit Agreement. The information provided in Item 1.01 above is incorporated by reference into this Item 2.03.





                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CIRCUIT CITY STORES, INC.
                                              (Registrant)



Date:  February 6, 2008                   By: /s/Reginald D. Hedgebeth
                                              ----------------------------
                                              Reginald D. Hedgebeth
                                              Senior Vice President,
                                              General Counsel and Secretary